UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

 FORM S-1/A

Amendment No. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NL ONE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	N/A	26-4033740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 – Electronic & Other Electrical Equipment	0001486640
(Standard Industrial	(Central Index Key)
Classification)

780 Reservoir Avenue

Cranston, RI 02910

(Address of principal executive offices, including zip code)

(401) 641-0405

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐.	Accelerated filer ☐.

Non-accelerated filer ☐.	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock offered by the Selling Shareholders	24,882,000	$0.02	$497,640	$64.104
TOTAL	24,882,000	$0.02	$497,640	$64.10

(1) The offering price has been arbitrarily determined by the Company and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THERE IS NO MINIMUM PURCHASE REQUIREMENT FOR THE OFFERING TO PROCEED.

PRELIMINARY PROSPECTUS

NL ONE CORPORATION

24,882,000 Shares of Common Stock

 $0.02 PER SHARE

In this offering the Selling Shareholders are offering 24,882,000 shares of NL One Corporation’s common stock at a fixed price of $.02 per share or at market prevailing prices once, and if, a listing is achieved on the OTC marketplace (OTCQB). We intend to get trading on the OTCQB of the OTC marketplace. Also, once a listing has been achieved, the selling shareholders may decide to sell shares at privately agreed upon prices. NL One Corporation will not receive any proceeds from the sale of shares by the Selling Shareholders. No public market currently exists for our shares of common stock. While we plan to have our shares listed on the Over the Counter Market Place, there is no assurance that our shares will be approved for listing on the Over the Counter Market Place or any other listing service or exchange.

The Offering

The Shares herein within this particular offering are being offered by the selling shareholders listed below. Shares are being offered on a best efforts basis by each shareholder. There will be no escrow account and there will be no refunds. Additionally, there is no minimum number of shares that have to be sold to new investors. Please refer to “Plan of Distribution” beginning on page 19 of this prospectus for more information.

The offering of shares will end in 180 days as measured from the date of effectiveness of this registration statement unless extended by our Board of Directors for an additional 90 days or as many days as deemed necessary thereafter. We may elect to close the offering before the expiration of the 180 day period if the 24,882,000 shares are sold, or for any other reason, at our sole discretion.

Currently, the Company’s focus is on its provisional patents for various medical devices that have not yet been developed into physical products. Materializing our provisional patents into a or several physical products may pose a challenge to the Company. It should be noted that the cost to utilize third party development engineering firms can not be accurately forecasted as product development is extremely variable. Only when we hire a firm and they directly start creating our products will be be able to better understand exactly how much it will cost. However, we estimate this cost to be upwards of $300,000 as there will be the need to create prototypes, carry out testing, and consistently make design modifications to the product until a final product is in place that may be viable for use in the marketplace. At this time the Company does not have the funds to move forward with the hiring of third party development engineering firms to carry out the previously mentioned tasks however, the Company hopes through acquiring future investors it will acquire the funds necessary to move forward.

Our provisional patent applications were refiled on May 20, 2014. Prior to the pending expiration dates of our provisional patent applications, we plan to refile the applications with the intention of subsequently gaining a utility patent for each.

 The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, which became law in April 2012 and will be subject to reduced public company reporting requirements.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT.  PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we may refer you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is February 12, 2015.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

In this Prospectus, ‘‘NL One,’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to NL One Corporation, unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year’’ refers to our fiscal year ending December 31. Unless otherwise indicated, the term ‘‘common stock’’ refers to shares of the Company’s common stock.

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis” section in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including “Risk Factors” beginning on Page 6, and the consolidated financial statements, before making an investment decision.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this registration statement, or prior to the expiration of 90 days after the first date upon which these securities are bona fide offered to the public by the selling shareholders, or through an underwriter after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Our Company

NL One Corporation was incorporated in the State of Nevada, United States of America, on October 17, 2007 under the name Nevada Legacy Enterprises Corporation. Our fiscal year end is December 31. Our principal executive offices are located at 780 Reservoir Avenue, #123 Cranston, R.I. 02910, and our telephone number is (401) 641-0405. On February 12, 2010, we amended our Articles of Incorporation thereby changing our name to NL One Corporation.

On April 29, 2014 Mr. Thomas DeNunzio purchased a controlling amount of common stock of the company, 20,008,000 from Ms. Diane Harder, the Company’s former sole officer and director, in return for consideration in the amount of $10,000 cash.

On August 18, 2014 for services rendered in developing the Company’s business plan Thomas DeNunzio was issued restricted shares of common stock in the amount of 314,000,000 shares each at a par value of .0001 per share.

Following the share issuance of 314,000,000 shares of common stock to Mr. Thomas DeNunzio and as of February 12, 2015 the Company has 348,892,000 shares of common stock issued and outstanding. The offering herein which is in the amount of 24,882,000 equates to 7.13 % of all of the Company’s issued and outstanding shares.

We are not currently involved in the research and development of fiber optic and electronic technologies to monitor a health care patient’s blood glucose levels, and for monitoring intravenous injection sites for infiltration of medication into tissue surrounding an intravenous injection site.  We cannot begin actual research and development of a prototype until we receive the necessary funds to accomplish this goal. We continue to search for additional investors and sources of funding. Until we receive such funds, any research and development will be limited notwithstanding that our CEO Jeffrey DeNunzio and our control shareholder Mr. DeNunzio have informally agreed to fund our operations.

If we are not able to acquire enough funds to get such operations underway there is a possibility we will have to cease operations, suspend operations, or liquidate our assets. The Company technology, for the purposes of this Registration Statement, refers to the provisional patents that we have submitted. While the Company’s technology currently resides primarily in the health care blood and tissue monitoring field, our business model comprises the expansion of our existing technologies to other fields which we have not yet identified, as well as the development of new technologies through a comprehensive research and development program as well as through strategic acquisitions.  As of the date of this Prospectus, development of our technologies into viable working products has not begun

We are a development stage company. We have filed provisional patents and we believe there is an intrinsic value in them despite the fact they have not been approved and do not carry with them any tangible value. Otherwise the Company has no assets.

Our provisional patent applications were refiled on May 20, 2014. Prior to the pending expiration dates of our provisional patent applications, we plan to refile the applications with the intention of subsequently gaining a utility patent for each.

As of February 12, 2015, we have generated no revenues and have relied upon the sale of our securities in unregistered private placement transactions and capital contributions from our former president, Diane L. Harder. We do not expect to generate sufficient revenue to sustain operations during the next twelve months. Consequently, we will continue to depend on additional financing in order to maintain our operations and continue with our corporate activities. In their audit report dated September 2, 2014, our auditors have expressed substantial doubt as to our ability to continue as a going concern.

We estimate the costs of this offering to be around a total of $20,000 including audit fees and around $10,000 in annual associated reporting fees required to stay current in filing status. There are informal agreements in place with our CEO Jeffrey DeNunzio and our controlling shareholder Thomas DeNunzio to supply these funds but the agreements are not formally committed and may or may not be supplied notwithstanding that either DeNunzio has paid the accountant for the cost of the audit for the S-1.

In the event that these funds are not supplied by Jeffrey or Thomas DeNunzio, then we will not have enough money to move forward with the implementation of the business plan or remain in good standing regarding our reporting requirements subsequent to the offering. In the event that we do not receive the funds necessary to move forward through these informal agreements, then we may be forced to sell the Company, our intellectual assets, suspend or cease our offering entirely.

Our financial statements contain additional note disclosures describing the circumstances that led to the “going concern” disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

This Offering and any investment in our common stock involves a high degree of risk. If we are unable to generate significant revenue in the future, we may be obligated to cease business operations due to lack of funds. We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, lack of a developed, marketable product, and the losses we have incurred to date.

The Offering

We have authorized capital stock consisting of 500,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). We have 348,890,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Through this offering we will register a total of 24,882,000 shares. Upon effectiveness of this Registration Statement, the selling stockholders will be able to sell their shares at a fixed price of $0.02 or at prevailing market prices if at such time our shares are quoted on the Over the Counter Marketplace “OTC” (tier level: OTCQB). There is no arrangement to address the possible effect of the offering on the price of the stock.

Securities being offered by the Selling Stockholders

24,882,000 shares of common stock, at a fixed price of $0.02 offered by selling stockholders in a resale offering. As previously mentioned this fixed price applies at all times unless at any time our shares are quoted on the Over The Counter Marketplace “OTC” (tier level: OTCQB) which at such time our shares may then be sold at prevailing market prices or at privately negotiated prices by the selling stockholders.

The offering of shares will end in 180 days as measured from the date of effectiveness of this registration statement unless extended by our Board of Directors for an additional 90 days or as many days as deemed necessary thereafter. We may elect to close the offering before the expiration of the 180 day period if the 24,882,000 shares are sold, or for any other reason, at our sole discretion.

Offering price per share	$0.02

Number of shares outstanding before the offering of common stock	348,890,000 common shares are currently issued and outstanding.

Number of shares outstanding after the offering of common shares	348,890,000 common shares will be issued and outstanding.

The minimum number of shares to be sold in this offering	None.

Market for the common shares	There is no public market for the common shares. The price per share is $0.02.

We may not be able to meet the requirement for a public listing or quotation of our common stock. Furthermore, even if our common stock is quoted or granted listing, a market for the common shares may not develop.

The offering price for the shares will remain at $0.02 per share for the duration of the offering. In respect to the resale offering by the selling shareholders, if at such time it occurs that our shares are quoted on the OTC Marketplace (tier level: OTCQB), they (the selling stockholders) may sell their shares at prevailing market prices or in privately negotiated transactions.

Termination of the Offering	The offering of shares will end in 180 days as measured from the date of effectiveness of this registration statement unless extended by our Board of Directors for an additional 90 days or as many days as deemed necessary thereafter. We may elect to close the offering before the expiration of the 180 day period if the 24,882,000 shares are sold, or for any other reason, at our sole discretion.

Terms of the Offering	Each shareholder outlined in this offering will be selling shares on a best efforts basis if they intend to sell shares at all in this offering.

Registration Costs	We estimate our total offering registration costs to be approximately $20,000.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

*The following factors are a few examples that may result in the Company extending the offering past its allotted 180 days or terminating it at an earlier date: lack of funds, other company obligations, appointment of new officers or board members etc.

A meeting of the Company’s board of directors will take place should the offering be terminated before 180 days or extended past the 180 day period. If in the meeting it is approved to either terminate or extend the offering Investors will be notified through an 8-K that the Company will file on the Edgar Database.

Our officer & director, control persons and/or affiliates do not intend to purchase any Shares in this Offering.  If all the Shares in this Offering are sold, our executive officer and director will own approximately 61.59% of the voting power of our outstanding capital stock.

You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Financial condition – Condensed base

	December 31, 2012	December 31, 2013	September 30, 2014, (unaudited)
ASSETS
Current assets:
Cash	$-	$-	$-
Total current assets	$-	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26,117	$18,684	$18,684
Total current liabilities	$26,117	$18,684	$18,684
Total Liabilities	$26,117	$18,684	$18,684

Stockholders' Equity (Deficit): (Note 4)
Preferred stock, par value $.0001, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2014, December 31, 2013, December 31, 2012	$-	$-	$-
Common stock, par value $.0001, 500,000,000 shares authorized and 348,890,000 issued and outstanding as of September 30, 2014. Common stock, par value $.0001, 80,000,000 shares authorized and 34,888,000 issued and outstanding as of December 31, 2013, December 31, 2012.	$3,489	$3,489	$34,889
Additional paid-in capital	9,471	9,471	9,471
Accumulated deficit	(39,077)	(31,644)	(63,044)
Total stockholder’s equity (deficit)	(26,117)	(18,684)	(18,684)
Total liabilities and stockholders' equity (deficit)	$-	$-	$-

 Statement of operations

	For Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Nine Month Period Ended September 30, 2013 (unaudited)	For the Nine Month Period Ended September 30, 2014 (unaudited)
Operating expenses:
Selling, general and administrative	11,238	3,422	3,422	31,400
Total Expenses	11, 238	3,422	3,422	31,400

OTHER INCOME (LOSS)
Gain from write-off of Debt	-	10,855	10,855	-

Total other income	-	(10,855)	(10,855)	-

NET INCOME (LOSS) BEFORE TAXES	(11,238)	7,433	7,433	(31,400)

Income Tax Expenses	-	-	-	-

NET INCOME (LOSS)	$(11,238)	$7,433	$7,433	$(31,400)

NET INCOME (LOSS) PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	34,888,000	34,888,000	34,888,000	181,649,804

As shown in the financial statements accompanying this prospectus, NL One has had no revenues to date and has incurred only losses since its inception.  The Company has had no operations and has been issued a “going concern” opinion from our auditors based upon the Company’s reliance upon the sale of our common stock as the sole source of funds for our future operations.

The Company is electing to not opt out of JOBS Act extended accounting transition period.  This may make its financial statements more difficult to compare to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

Emerging Growth Company

The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an emerging growth company,” it will, among other things:

·	be temporarily exempted from the internal control audit requirements Section 404(b) of the Sarbanes-Oxley Act

·	be temporarily exempted from various existing and forthcoming executive compensation-related disclosures, for example: “say-on-pay”, “pay-for-performance”, and “CEO pay ratio”.

·	be temporarily exempted from any rules that might be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or supplemental auditor discussion and analysis reporting;

·	be temporarily exempted from having to solicit advisory say-on-pay, say-on-frequency and say-on-golden-parachute shareholder votes on executive compensation under Section 14A of the Securities Exchange Act of 1934, as amended;

·	be permitted to comply with the SEC’s detailed executive compensation disclosure requirements on the same basis as a smaller reporting company; and,

·	be permitted to adopt any new or revised accounting standards using the same timeframe as private companies (if the standard applies to private companies).

Our company will continue to be an emerging growth company until the earliest of:

·	the last day of the fiscal year during which we have annual total gross revenues of $1 billion or more;

·	the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act;

·	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

·	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

*It should be noted that the cost to utilize third party development engineering firms can not be accurately forecasted as product development is extremely variable. Only when we hire a firm and they directly start creating our products will be be able to better understand exactly how much it will cost. We do however, estimate this cost to be upwards of over $300,000 as there will be the need to create prototypes, carry out testing, and consistently make design modifications to the product until a final product is in place that may be viable for use in the marketplace. At this time the Company does not have the funds to move forward with the hiring of third party development engineering firms to carry out the previously mentioned tasks however, the Company hopes through acquiring future investors it will indeed have the funds.

RISK FACTORS

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this document, including the financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only risks facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations, and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

Our technologies are not fully developed

Our technologies are in the development stage, have not been tested, and have not been reduced into fully functioning prototypes.  There is no guarantee that products based on our current technologies will be viable, or that we will be able to develop or acquire viable technologies.

We must obtain governmental approvals or clearances before we can sell  products based on our technologies

We intend to test and market our products in the United States and worldwide.  In order to market medical products in the United States we must first obtain US FDA approval. We currently have not begun the process of determining the scope of the US FDA’s statutory and regulatory requirements for approval of the products we intend to sell, and there is no guarantee that once we initiate the process of obtaining approval by the US FDA, that we will be able to obtain such approval.  We also have not begun the process of determining the scope of regulation or obtaining approval by governmental agencies in other countries in which we plan to market our products.  Failure to obtain such approvals will have a negative impact on our business plans.

We have not researched the availability of governmental and private reimbursement systems on our planned business

Governmental and private medical reimbursement systems play an important role in the health care field.  Failure of a product to qualify for reimbursement may limit the usage or desirability of such product. Because our business is in the very early development stage and we have very limited resources, we have not examined the effect of government or private reimbursement systems on our planned business, or the steps necessary to qualify our planned products for reimbursement.  Failure to qualify our products for governmental and private reimbursement may have a material adverse effect on our business.

It is possible that we will not have sufficient funds to move forward with our offering if we do not receive funding from Jeffrey and/or Thomas DeNunzio, with whom we have informal agreements to advance funds. The result may be that we are forced to sell the Company, our intellectual assets, suspend or cease our offering entirely.

We estimate the costs of this offering to be around a total of $20,000 including audit fees and around $10,000 in annual associated reporting fees required to stay current in filing status. There are informal agreements in place with Jeffrey and Thomas DeNunzio to supply these funds but the agreements are not formally committed and may or may not be supplied. In the event that these funds are not supplied then we will not have enough money to move forward with this offering or remain in good standing regarding our reporting requirements subsequent to the offering. In the event that we do not receive the funds necessary to move forward through these informal agreements then we may be forced to sell the Company, our intellectual assets, suspend or cease our offering entirely. If we do not receive funds and are forced to suspend or cease operations then it is possible that you will lose some or all of your investment.

Impracticability of exhaustive investigation

Our limited financial resources may make it impracticable to conduct a complete and exhaustive investigation and analysis of technologies before we commit our capital or other resources thereto.  Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable.

Lack of diversification

Our limited financial resources may prevent diversification of our technologies. The inability to diversify our activities into several unrelated areas may subject us to economic fluctuations within a particular business, industry or market segment, and therefore increase risks associated with our operations.

The Company has been dormant for around two years until recently with the change in ownership of the Company.

Due to the former President’s declining health the company became dormant for a significant period of time. Following the transfer of the company the new President has faced several difficulties in getting the company back in good standing and successfully resuming operations. The company has since withdrawn the previous S-1 Registration Statement from the SEC database and has had to begin anew. We are also in the process of overseeing the recent resubmission of the provisional patents that were each filed on May 20, 2014. While a best efforts effort is taking place to resume operations there can be no absolute guarantee that the company will be successful due to the long period of dormancy that proceeded the current owner’s acquisition.

Detriments/Risks of Refiling a Provisional Patent Application.

Risk of Losing Our Patent Rights .  A refiled provisional patent application cannot claim priority to the first provisional patent application's filing date like a non-provisional can.  Under the new first to file patent system implemented by the United States on March 16, 2013, losing our earlier filing date for the second provisional application could result in the loss of our patent rights if our provisional patent applications expire and a third party files before we refile our applications.

Delayed Patent Rights .  By filing a third provisional patent application instead of a non-provisional patent application, we are delaying examination of our patent application another year since a provisional patent application is not examined (the average pendency of a non- provisional patent application is approximately 30 months -by filing three consecutive provisional applications this pendency period is effectively increased to 66 months).

Due to the previous factors your investment in us may be adversely effected.

We cannot assure the safety or effectiveness of our products

To obtain and maintain required regulatory approvals and secure the confidence of physicians and others whose acceptance is needed for our medical products, we will need to demonstrate that our products are safe and effective. We cannot assure that our products will be deemed safe and effective. Our planned products have not been developed, used or tested, therefore, we cannot predict their safety and effectiveness.

Our patent applications and proprietary rights may not provide us with significant competitive advantage

Our success may depend heavily on our ability to obtain and retain patent protection for our product candidates, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We currently own two pending patent applications.  We may file additional patent applications in the US and in other countries. Claims in the pending patent applications may not issue as patents, and issued patents may not provide us with meaningful competitive advantages. In addition, challenges may be instituted against the validity or enforceability of any patent owned or licensed by us. Furthermore, others may independently develop similar or superior technologies, duplicate our technologies or design around the patented aspects of our technologies. Our inability to obtain and retain patent protection and to otherwise protect our intellectual property would be materially adverse to our business.

Even if we obtain patent protection, our proposed products may infringe on third party patents

Conducting an infringement analysis to determine if our proposed products will infringe on third party intellectual property rights  is expensive, and we have not had the funds to pursue such infringement analyses. As a result we do not know if any of our proposed products would infringe upon prior or future patents owned by others.  In the event that our products would infringe on third party intellectual property rights we may be forced to acquire licenses for technology potentially useful or necessary to our business. These licenses may not be available on terms acceptable to us, if at all. Moreover, patents issued to or licensed by us may be infringed by others. The cost of litigation involving patents, whether brought by or against us, can be substantial, and can result in adverse determinations to us, including declaration of our patents as invalid.  In the event that we are unable to secure necessary licenses from third parties, or in the event that we are forced to engage in patent litigation, we may be forced to abandon our business plan and cease operations.

Our proposed products may never achieve a satisfactory level of market acceptance

Our future growth and profitability will depend, in large part, on the acceptance of our proposed products. This acceptance will be substantially dependent on educating the marketplace as to the full capabilities, distinctive characteristics and perceived benefits of the proposed products.  There is no guaranty that the marketplace will accept our products, and the failure of the marketplace to accept our products would have a material adverse effect to our business and profitability.

We may not be able to compete successfully against our competitors

We are engaged in rapidly evolving and highly competitive fields. Competition from biotechnology companies, medical device manufacturers, electronics developers, and other competitors is intense. Academic institutions, hospitals, governmental agencies, and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. These and other competitors’ technological advances could render our products noncompetitive or obsolete. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than our Company. These competitors may be in the process of seeking FDA or other regulatory approvals or clearances, or patent protection, for competitive products. Our competitors could, therefore, commercialize competing products in advance of our products.

If we are unable to hire and retain qualified personnel, we may not be able to successfully implement our plan of operations

Our technologies are in the early development stage, and we intend to utilize third party development engineering firms to refine our technologies into viable products. Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We will compete for such personnel with other companies, academic institutions, government entities and other organizations. Furthermore, hiring and retaining qualified third party engineering firms and personell  is expensive, and we may not have the funds to do so. Loss of key personnel or the inability to hire or retain qualified personnel could hurt our ability to successfully implement our plan of operation, and may cause us to cease operations.

We may rely on consultants for certain strategic activities, which results in less control over such activities

We may rely upon consultants and advisors to assist in formulating research and development strategies, testing and manufacturing, and marketing-related issues. We have less control over the activities of our consultants than we do over our employees, which may reflect negatively in the time and effort devoted to such activities. Consultants and advisors may be employed outside of our Company and may have commitments or consulting or advisory contracts with other entities that could conflict with their service to our Company.

We may be exposed to large product liability claims

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, and marketing of medical and other electronic and fiber optic products. The use of our proposed products in clinical trials may expose us to product liability claims and possible adverse publicity. These risks also exist with respect to our proposed products, if any, that receive regulatory approval for commercial sale. We do not have Product Liability Insurance coverage. Any product liability claim brought against us, with or without merit, could result in the increase in the inability to secure coverage in the future. A product liability or other judgment against our Company would have a material adverse effect upon our financial condition.

We depend on our senior management’s experience and knowledge and would be adversely affected by the loss of our senior manager

We are dependent on the continued efforts of our president. In addition, we do not maintain life or key-man insurance.  The failure of our president to continue to provide services to the Company would have a material adverse effect on our business.

Lack of funds limit our ability to begin actual research and development to further our provisional patents.

We cannot begin actual research and development of a prototype until we receive the necessary funds to accomplish this goal. We continue to search for additional investors and sources of funding. Until we receive such funds, any research and development will be limited notwithstanding that our CEO Jeffrey DeNunzio and our control shareholder Mr. DeNunzio have informally agreed to fund our operations. We cannot be assured that we will receive the necessary funds to develop our patents so therefore you may lose some of your entire investment.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability

Our success is dependent upon our ability to raise capital from outside sources. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth, and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the economy, and conditions in relevant financial markets in the United States and elsewhere in the world.

There is doubt about our ability to continue as a going concern

Our auditor’s report on September 2, 2014 expresses an opinion that considerable doubt exists as to whether we can continue as an ongoing business. Since our President, CEO, and director Jeffrey DeNunzio and our majority shareholder, Thomas DeNunzio may be reluctant or unable to loan or advance additional capital to the Company, we believe that if we do not raise additional capital, we may be required to suspend or cease the implementation of our business plans. You may be investing in a company that will not have the funds necessary to continue to deploy its business strategies. As the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors.

Our President, CEO and Director Jeffrey DeNunzio, and our secretary Paul Moody work on a part-time basis.  As a result, we may be unable to develop our business and manage our public reporting requirements.

Our operations depend on the efforts of Jeffrey DeNunzio, the President and CEO of the Company, and Paul Moody, the Secretary of the Company. Mr. Moody and Mr. DeNunzio currently devote approximately 15 hours per week each to our operations.  Because of this, we may be unable to develop and manage our business.  If we lose Jeffrey DeNunzio or Paul Moody the Company may, consequently, be forced to terminate operations and go out of business.

Risks related to our common stock

The market price for our common stock may be volatile

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following: actual or anticipated fluctuations in our quarterly operating results, announcements of new products by us or our competitors, changes in financial estimates by securities analysts, announcements by our competitors of significant acquisitions, strategic  partnerships, joint ventures or capital commitments, additions or departures of key personnel, potential litigation, or conditions in the market. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution

We may seek funding through the issuance of convertible notes and warrants, private placements, convertible debentures, and other issuances of our capital stock.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the Company.

We have no present intention to pay dividends

We have never paid dividends or made other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large portion  of our  common  stock  is  controlled  by a single shareholder.

As of the date of this offering approximately 95.73% of our common stock is held by a single shareholder, and approximately 4.27% of our common stock is held by 35 shareholders. As a result, the 35 shareholders are not able to substantially influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations.

Our board of directors can change the voting power of our common shares without shareholder approval.

Article X of our Company’s Bylaws permits our board of directors to amend our bylaws. The board of directors can change the voting power of our Company’s common shares without shareholder approval. This may cause you to lose some or all of your investment due to the fact that shareholders’ voting power can be changed or altered. This also means that the Company may face difficulty in acquiring future investments. It may also impact the personal ownership of shares as the voting power can be changed or altered at any time if designated by the Company’s board of Directors.

Our Common Stock’s small public float and lack of liquidity could adversely affect investors.

The  ratios of ownership of our common stock reduce the public float and liquidity of our common stock.  Because less than 50% of our common stock is in the public float, investors have limited ability to affect corporate decisions.  Additionally, reduced liquidity can have a negative impact on the market price of our common stock and make it difficult or impossible for investors to sell their shares.

Our common stock is considered a "penny stock" and may be difficult to sell

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing of monthly account statements.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of these additional sales practices could adversely affect your ability to dispose of our stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

For the nine months ended September 30, 2014, the Company had no revenues, expenses of $31,400 and a net loss of $31,400 as compared to revenues of $0, cost of revenues of $0, expenses of $3,422 and net loss of $7,433 for the nine months ended September 30, 2013. As of September 30, 2014, the Company has total assets of $0 and shareholders’ deficit of $18,684 as compared to total assets of $0 and shareholders’ deficit of $18,684 as of December 31, 2013.

The previous change in net loss is attributed to the fact that the Company has been temporarily dormant due to lack of funding that can be readily accessed.

For the fiscal year ended December 31, 2013, the Company had revenues of $0, cost of revenues of $0, expenses of $3,422 and net loss of $7,433 as compared to revenues of $0, cost of revenues of $0, expenses of $11, 238 and net loss of $11, 238 for the fiscal year ended December 31, 2012. As of December 31, 2013, the Company has total assets of $0 and shareholders’ deficit of $18,684 as compared to total assets of $0 and shareholders’ deficit of $26,117 as of December 31, 2012.

Our cash balance is not sufficient to fund our limited levels of operations for any period of time. We may utilize funds from Jeffrey DeNunzio, our president and director, as well as Thomas DeNunzio our majority shareholder who have informally agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees. Offering Costs include the SEC Registration Fee, Auditor Fees and Expenses, Legal Fees and Expenses, and lastly Edgar Fees. Jeffrey DeNunzio and Thomas DeNunzio, however, have no formal commitment, arrangement or legal obligation to advance or loan funds to the company. There are no interest rates or repayment dates attached to these funds, should he provide them. There is also no guarantee that Jeffrey DeNunzio or Tom DeNunzio will loan the Company any such funds. Jeffrey DeNunzio and Thomas DeNunzio have indicated no maximum amount of funds that they would be willing to loan to the company. In the event that Jeffrey DeNunzio or Thomas DeNunzio do not advance funds to the company for these fees then we may be forced to suspend activities, cease operations altogether, and/or liquidate assets.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve assumptions, and describe our future plans, strategies, and expectations. Such statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our products, our potential profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Plan of Operation" and "Description of Our Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we have provided in this registration statement such further material information as may be necessary to ensure that the required statements, in light of the circumstances under which they are made, are not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic, and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

DESCRIPTION OF BUSINESS

NL One Corporation was incorporated in the State of Nevada, United States of America, on October 17, 2007 under the name Nevada Legacy Enterprises Corporation. Its fiscal year end is December 31. Neither the Registrant nor any of its significant subsidiaries have been a party to any bankruptcy, receivership, or similar proceedings. Our principal executive offices are located at 780 Reservoir Avenue, #123 Cranston, RI 02910, and our telephone number is (401) 401-641-0405. We currently have no employees, and rely on the services of our President, CEO, and Director Jeffrey DeNunzio and our Secretary, Paul Moody.

Prior to December 19, 2008 the Company had no significant business activities.  On December 19, 2008 the Company issued 1000 shares of its common stock to Diane L. Harder (the Company’s former President) in exchange for consideration in the amount of $500, resulting in a change of control of the Company. On July 22, 2009 we acquired from our former President and Director the rights to 2 inventions: a Non-Invasive Blood-Glucose Level Tester; and a Thermal Detection of Intravenous Infiltration in exchange for consideration in the amount of one dollar. On February 12, 2010, we amended our Articles of Incorporation thereby changing our name to NL One Corporation.

On April 29, 2014 Mr. Paul Moody was appointed as Secretary of the Company.

General

On April 29, 2014 Ms. Diane L. Harder sold all of her shares, which totaled 20,008,000 to Mr. Thomas DeNunzio. Simultaneously, and in conjunction with the change in control of the registrant, Mr. Jeffrey DeNunzio was appointed as the Company’s new CEO, President and Director with Ms. Diane L. Harder stepping down from such positions.

Our focus is to develop and market new and innovative electronic, fiber optic, and information technologies.  We currently own the rights to two patent pending technologies for health care monitoring devices.  However, while our current technologies focus on health care, we plan to expand these technologies into applications for other market segments, and we may also pursue new technologies in areas not related to the health care industry. Because the expansion of our technologies into other market segments will not occur for the foreseeable future, the following discussion of our business will focus on our current health care related technologies.

We plan on making patent acquisitions and entering into licensing and sublicensing agreements with vendors and manufacturers. Our strategy of acquiring patents that cover a wide range of subject matter may allow us to achieve diversity within our patent asset portfolio.  We believe we can monetize our patents through actively managed concurrent licensing campaigns. We may enter into product development agreements or similar agreements for the development of patents.

Because our business is in an early development stage, and we have very limited resources, we have not examined the effect of government or private reimbursement systems on our planned business, or the steps necessary to qualify our products for reimbursement.

Our Market

The healthcare industry faces many challenges in today's environment of governance and regulatory compliance, and this picture will become even more complex if a national healthcare system takes shape in the coming years. Today, in order to remain competitive, healthcare organizations must focus on cost-control, and protect against risks. These are the precise issues to which our current technologies are dedicated.

Home Healthcare Industry

Home healthcare care can be tailored to meet the individual’s needs, and provides an alternative to expensive stays in hospitals or skilled care facilities. Familiarity and patient comfort are the best arguments for home care even in cases where the household has not been ideally equipped.

Clients typically require services due to permanent disability, long-term health conditions, acute illness, or permanent illness. Advances in medical devices and technology have made home care a viable alternative to institutional care for the treatment of many conditions, and although hospitals remain the primary providers of medical services, Home Healthcare services have capitalized on the need to lower the overall cost of medical care.

Prevalent ongoing home healthcare services include treatment for diabetes, and delivery of nutrients and medications intravenously.

Based on the above mentioned factors, NL One Corporation has decided to focus initially on the care and monitoring of patients suffering from diabetes, and those requiring ongoing infusion therapy. To this end, we have filed U.S. patent applications for two relevant technologies, a Non Invasive Blood Glucose Tester, and a Thermal Detector of Intravenous Infiltration, as part of our core proprietary corporate assets.

Our Products

Non Invasive Blood Glucose Level Tester

Our blood glucose level tester technology is in the early development stage, our technology has not been tested or proven, and we have not yet developed a working prototype.  The anticipated product will continuously monitor a patient’s blood glucose levels using a non-invasive sensor, preferably taped to a patient’s arm.  The sensor uses a chemical switch that does not puncture the patient’s skin, and does not come in contact with the patient’s blood.

Monitoring the level of glucose in certain individuals is vitally important to their health. High or low levels of glucose may have detrimental effects. The monitoring of glucose is particularly important to individuals with diabetes, as they must determine when insulin is needed to reduce glucose levels in their bodies or when additional glucose is needed to raise the level of glucose in their bodies.

A conventional technique used by many diabetics for personally monitoring their blood glucose level includes the periodic drawing of blood, the application of that blood to a test strip, and the determination of the blood glucose level using calorimetric, electrochemical, or photometric detection. This technique does not permit continuous or automatic monitoring of glucose levels in the body, but typically must be performed manually on a periodic basis. Unfortunately, the consistency with which the level of glucose is checked varies widely among individuals. Many diabetics find the periodic testing inconvenient and they sometimes forget to test their glucose level or do not have time for a proper test. In addition, some individuals wish to avoid the pain associated with the test. These situations may result in dangerous hyperglycemic or hypoglycemic episodes.

Other devices have been developed for continuous or automatic monitoring of glucose in the blood stream. A number of these devices use electrochemical sensors, which are directly implanted into a blood vessel or in the subcutaneous tissue of a patient. However, these devices are typically large, bulky, and/or inflexible, and many cannot be used effectively outside of a controlled medical facility, such as a hospital or a doctor's office, unless the patient is restricted in his or her activities. Additionally, these devices require a sensor to be implanted in the patient.

The patient's comfort and the range of activities possible while the sensor is implanted are important considerations in designing extended-use sensors for continuous or automatic monitoring of glucose levels. There is a need for a small, comfortable device, not requiring surgical implantation, which can continuously monitor the level of glucose while still permitting the patient to engage in normal activities. Continuous and/or automatic monitoring of glucose can provide a warning to the patient when their glucose is at or near a threshold level so that the patient can take appropriate action in a timely manner.

NL One Corporation’s blood glucose level tester technology comprises a procedure and device for the continuous and/or automatic monitoring of the patient’s glucose levels using a sensor taped or otherwise removable attached to the patient. If we are successful in our development we hope to have the device use a sensor which will contain a bio-chemical switch known as a fullerene, which will (if we are successful in development) trigger an alarm when a patient becomes hyperglycemic or hypoglycemic. Fullerenes are large carbon molecules that may be able to act as a bio-chemical switch. Fullerenes are not consistently proven to or proven to act in any way as a bio-chemical switch but we hope through development to discover a way to make this possible so they can act as a consistent biochemical switch. Unlike traditional blood glucose level testing methods, the technology we are developing will be non-invasive, and will not require contact with the patient’s blood.  The technology instead senses minute changes in the patient’s body chemistry, which manifest themselves in minute changes in the chemical makeup of perspiration.  This change can be detected as a “scent” which is not perceivable to humans, and accompanies both hyperglycemia and hypoglycemia. The fullerene sensor will be designed to contact and react with chemicals carried in human perspiration.  The fullerene will be calibrated to switch “on” when an individual’s body chemistry change reaches a pre-determined threshold.  An on-board micro-processor will store data, and trigger a patient alert, such as an audible alarm device incorporated in the device housing.

While we do not have a physical prototype of either of our inventions we would not classify them as theoretical in the sense that they are unrealistic or unable to be materialized in actual working form. The science behind both of our inventions is quite logical, realistic and the challenge for our Company really lies in being able to efficiently and consistently create a device that is consistently accurate, able to utilize fullerene as a biochemical switch, comfortable to wear, unobtrusive to surrounding skin tissue, and easy to use for the user.

It is widely accepted knowledge among those familiar with diabetes, or in the medical field, that hyperglycemia is preceded by a vast increases in dryness of the skin, lack of perspiration, and other symptoms of dryness. Similarly, hypoglycemia is in many cases generally preceded by perspiration of the skin. Because of this, our desire to use perspiration levels to detect hyperglycemia and hypoglycemia do not seem implausible.

There are currently no products on the market, and we do not know of any devices that have been developed, which provide non-invasive continuous monitoring of blood glucose levels in a reliable, consistent manner.  Currently, the only known method to detect early signs of hyperglycemia or hypoglycemia through non invasive means is through the use of specialty-trained canines to detect the scent change which accompanies hyperglycemia and hypoglycemia.  However, these specialty-trained canines are expensive, and are not practical for constant monitoring, or monitoring during certain activities.  The fullerene switch based technology will be used to develop devices, which we expect to be small, and comfortable when used, thereby allowing a wide range of activities.

Thus far we have not developed or marketed a physical product for our own non-invasive glucose monitor however, it should be noted that other Companies such as Cygnus Inc. have made attempts to create a non invasive glucose monitor but have been unable to develop and market a reliable, consistent device that has become widely used today.

Utilizing electrical pulses Cygnus Inc. attempted to release a non-invasive glucose monitor into the market but proved unsuccessful in maintaining sales as their product became well known for inconsistent results and values given to the users of the monitors. The product that Cygnus Inc. released into the market was known as the “Glucowatch”. There is also speculation that Apple, Inc. may one day release a similar more advanced product into the marketplace relating to non-invasive glucose monitoring.

Our blood glucose level tester technology is in the very early development stage, and there is no proof as to whether this technology will function as anticipated.  To date the only step we have taken is to file a patent application to protect our intellectual property rights, and no steps have been taken to develop a product based on the technology.  While  we expect many components of the system, such as the microprocessor and sensor housing to be relatively straight forward to develop with existing technology, development has not begun, and development of the fullerene chemical switch is a significant hurdle, and will require substantial investments of both money and time to develop.

Thermal Detection of Intravenous Infiltration

Our technology for thermal detection of intravenous infiltration is in the early development stage, the technology has not been tested or proven, and we have not yet developed a working prototype.

Intra-venous infiltration, a major complication of IV therapy also known as extravasation, occurs when IV fluid penetrates the tissue surrounding an IV injection site.   Infiltration may develop in different ways – the steel needle or plastic cannula may pierce the wall of the vein, allowing fluid to flow into the interstitial space; a clot distal to the cannula may develop, causing narrowing of the vein wall, blocking blood flow, increasing backpressure, and infiltration at the needle insertion site; certain IV fluids may cause change in blood pH and constriction of veins with increasing pressure and subsequent infiltration; the IV cannula or the infused solution may cause an inflammatory reaction, increasing permeability of the vein and allowing fluid to leak into surrounding tissues; and the cannula may be dislodged from the vein.  The extent of tissue damage caused by infiltration depends on the drug, the dosage, the site of IV administration, and the exposure duration.  Severe infiltration injuries often require surgical treatment and even amputation.

There are several methods currently existing for detecting infiltration: visual and tactile examinations; monitoring IV line pressure; checking for blood return; and electromagnetic radiation detection.

Visual and tactile examinations of IV sites are the most widely used methods for detecting infiltrations.  The infiltrated site may appear swollen or puffy.  In this case erythema may also be present.  Infiltrations may also appear as a pale area where the infiltrate has pooled below the skin.  The skin may feel cooler than the surrounding area due to rapid entrance of the IV fluid into the tissue before it can be warmed to body temperature.  However, visual and tactile examination does little or nothing to prevent tissue damage; by the time infiltration is discoverable by these methods, damage has already occurred.

One commercial device, the Venoscope, uses transillumination to locate the patient’s peripheral venous network.  It employs two movable optical fibers to illuminate the skin.  The veins appear as dark areas beneath the skin.  Detection of veins is by visual inspections.  One must use the Venoscope in a dimly lit room in order to have sufficient contrast to locate the venous network.  The Venoscope has also been used to detect IV infiltration.  The procedure is more labor intensive than the normal tactile and visual inspection.  As with all visual inspection methods, infiltration can only be detected when a doctor or nurse is present, and by the time infiltration is discovered, tissue damage is likely to have occurred.  Furthermore, the determination of whether or not infiltration has occurred rests on the subjectivity of the person making the determination.

IV infiltration may also be detected through the monitoring of IV pressure.  One such method measures the in-line IV pressure and another measures the in-line IV pressure dissipation after a brief pressure increase.  However, perfusion, diffusion, and metabolic processes occurring in living tissue and intra- and inter-patient differences render the use of pressure monitoring for infiltration detection ineffective.

Another commonly used method of checking for infusion is to check for a blood return.  The presence of a blood return can be checked by removing the positive pressure to the infusion controller (either gravity or infusion pump).  Lack of a blood return indicates infiltration.  However, this method suffers from several shortcomings.  While the lack of a blood return indicates infiltration, the presence of a blood return cannot be construed as the absence of an infiltration.  Furthermore, as with the visual inspection method, by the time infiltration is discovered, tissue damage is likely to have occurred.

Another method of detecting infiltration is described by U.S. Pat. No. 4,877,034 to Atkins.  The Atkins invention teaches an IV monitoring system that allows detection of tissue infiltration by exposing tissue surrounding the site of intravenous injection to a plurality if wavelengths of electromagnetic radiation.  Changes in the relative levels of detected radiation at each wavelength as compared to a baseline reading indicate tissue infiltration.  Electromagnetic radiation sources of at least two difference wavelengths of radiation are used to direct electromagnetic radiation at the tissue surrounding the intravenous insertion sight.  The amount of radiation reflected, scattered and absorbed under particular conditions depends on the wavelength of the electromagnetic radiation and local tissue properties.  The intensity of detected radiation at the two wavelengths changes when infiltration occurs, and this change will be different for the different wavelengths.  In other words, infiltration affects the alteration of detected electromagnetic radiation at one wavelength more than the other, allowing the difference to be used to indicate infiltration.  While Atkins teaches a noninvasive method of detecting tissue infiltration, it is unnecessarily complex.

Our technology, once developed, will employ a plurality of thermo sensors mounted to a patient’s skin in an area surrounding and at least one centimeter away from an IV infusion site and the vein in which the IV is inserted.  As IV fluid enters the circulatory system, the area surrounding the IV infusion site decreases.  For any given temperature of IV fluid, the anticipated temperature drop is calculated for the tissue surrounding the IV site.  If the temperature drop in the tissue surrounding the IV infusion site drops below the pre-determined limit, IV infiltration is indicated, and an alarm sounds.

The thermo-sensor will be mounted to a patients skin with tape or other adhesive, and may be mounted in a carrier or housing taped to a patient’s skin.  Temperature readings from the sensors will be transmitted to a microprocessor through optical fibers where the temperature readings will be compared to a baseline reading taken before insertion of the IV.  When the temperature readings drop below a pre-determined threshold, the microprocessor will trigger an alarm to notify attending medical personnel of the possible infiltration.

Our thermal detection of intravenous infiltration technology is in the very early development stage, and there is no proof as to whether this technology will function as anticipated..  To date the only step we have taken is to file a patent application to protect our intellectual property rights, and no steps have been taken to develop a product based on the technology. While we believe that our method with regards to this technology is sound, product development has not begun, and development and testing are a significant hurdles which will require substantial investments of both money and time.

Product Development

Our technologies are in the early development stage. We intend to utilize third party development engineering firms to refine our technologies into viable products. The cost to utilize third party development engineering firms such as previously mentioned can not be accurately forecasted as product development is extremely variable. Only when we hire a firm and they directly start creating our products will be be able to better understand exactly how much it will cost. We do however, estimate this cost to be upwards of over $300,000 as there will be the need to create prototypes, carry out testing, and consistently make design modifications to the product until a final product is in place that may be viable for use in the marketplace. At this time the Company does not have the funds to move forward with the hiring of third party development engineering firms to carry out the previously mentioned tasks however, the Company hopes through acquiring future investors it will indeed have the funds.

It should be noted that at this time we intend to only work with third parties when we retain broad rights to commercially utilize the technological advancements made by the third parties. Development contracts will be structured to provide third party firms with incentives to provide timely and satisfactory performance by associating payments with the achievement of substantive development milestones, or by providing for the payment of royalties to them based on sales of the developed product. However, there is no guarantee that we will be able to retain needed third party firms on favorable terms. The failure to retain needed developers may delay or prevent commercialization of our technologies.

Intellectual Property

We believe that our competitive position will depend in part upon our ability to obtain and enforce intellectual property rights protecting our technology. To protect our intellectual property rights, we intend to rely on a combination of patents, trademarks and trade secret laws, as well as confidentiality, consulting and employee agreements. As of February 12, 2015, we own two pending provisional U.S. patent applications, covering non-invasive blood glucose level tester, and thermal detection of IV infiltration. We intend to file for additional patents when appropriate to strengthen our intellectual property rights. We also intend to license and acquire intellectual property from third parties.

Our patent applications may not result in issued patents, and we cannot assure you that any patents that have or might be issued will protect our intellectual property rights or will be able to be successfully enforced. Even if valid and enforceable, our patents may not be sufficiently broad to prevent others from developing products that are similar to ours. Any patents issued to us may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that avoids our patents. We cannot be certain that the steps we take will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

The medical device industry has been characterized by frequent and extensive intellectual property litigation. It is possible that our competitors or other patent holders may assert that products we develop are covered by their patents. In addition, our competitors may infringe our issued patents, if any, on the basis that their devices or the methods employed in their procedures are covered by our patents. Enforcing our patent rights, however, will be expensive and time-consuming and could distract management and harm our business and such enforcement efforts might not be successful.

An adverse determination in litigation or interference proceedings to which we may become a party relating to intellectual property could subject us to significant liabilities to, or require us to seek licenses from, third parties. Furthermore, if we are found to willfully infringe third-party intellectual property rights, we could, in addition to other penalties, be required to pay treble damages. Although intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could have an adverse material effect on our business.

Competition

The healthcare and medical industry is quite extensive and we feel as though any other technology company in either field can be deemed as our competition.

We believe that our ability to compete effectively will depend on such factors as:

·	the ability to develop our technologies into viable products;

·	our reputation and development of relationships with hospitals and members of the home healthcare industry;

·	obtaining clinical evidence demonstrating the safety and effectiveness of devices based on our technologies;

·	the cost of developing our devices; and

·	our ability to develop our technologies prior to competing technologies entering the market;

·	obtaining the rights to new technologies;

·	diversifying into fields other than medical related technologies;

·	attracting and retaining skilled personnel;

·	obtaining patents or other intellectual property protection for our technologies; and

·	conducting clinical studies and obtaining and maintaining regulatory approvals.

Our industry is highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Our competitors have significantly greater financial and human capital resources than we do and have established reputations and worldwide distribution channels, all of which we are lacking.  We compete against very large and well-known medical device manufacturers including Johnson & Johnson, Medtronic and other large medical device developers and manufacturers.  In addition, each of those companies, along with others, has the financial resources, distribution channels and engineering expertise to potentially develop and commercialize products that compete with our technologies.

Because of the size of the market opportunity for the treatment of diabetes and detection of IV infiltration, competitors and potential competitors have historically dedicated and will continue to dedicate significant resources to aggressively promote their products or develop new products. New product developments that could compete with us more effectively are likely because of the prevalence of diabetes and IV infiltration, and the extensive research efforts and technological progress that exist within the market. Furthermore, as products based on our technologies are not yet developed, competitors may develop successfully develop and market competing technologies before products based on our technologies can be developed.

Government Regulation

Products based on our current technologies will be medical devices, subject to extensive and rigorous regulation under the Federal Food, Drug and Cosmetic Act, or the FDCA, as implemented and enforced by the FDA, as well as the laws and regulations implemented and enforced by other federal, state and local regulatory bodies in the United States and comparable authorities in other countries. We may be required to file for and obtain either 510(k) clearance or a pre-market approval application for those products or indications. Pursuit of FDA approval may involve clinical trials, and can require large capital expenditures.  Even if we do raise sufficient funds to pursue FDA approval, there is no guarantee that the FDA will ultimately approve our products.

We may be required to submit a pre-market approval application to the  FDA for review that is supported by extensive data, including technical, preclinical, clinical trials, manufacturing, and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the products we intend to sell.  As the Company has limited resources, and is in a very early developmental stage, we have not yet determined the scope of the FDA’s statutory and regulatory requirements for approval of the products we intend to sell.

Employees

We currently have no employees. Our President, CEO and Director Jeffrey DeNunzio and our Secretary Paul Moody provide services to us on an as-needed basis. When we commence full operations, we plan to hire full-time management and administrative support staff.

USE OF PROCEEDS

Since the offering is being made by the selling shareholders we will not reap any of the proceeds from the offering. The shareholders however, will be the beneficiary of the proceeds and will be able to use the proceeds from the sale of their shares in any way they see fit. There is currently no appointed escrow agent for the sale of any shares of our common stock by the selling shareholders.

DETERMINATION OF OFFERING PRICE

As there is no established public market for our shares, the Offering price and other terms and conditions relative to our shares have been arbitrarily determined by NL One Corporation. The Offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the Offering price for the shares or the fairness of the Offering price used for the shares.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Marketplace (OTC) (tier level: OTCQB). In order to be quoted on the OTC (OTCQB), a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the Offering price, as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including depth and liquidity.

DILUTION

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The price of the current Offering is fixed at $0.02 per share however, if at such time our shares of stock should be traded on the OTC Marketplace (OTCQB) they may be sold at market value, or at prices deemed sufficient in privately negotiated transactions. This price is significantly greater than the price paid by the Company’s current shareholders for common equity since the Company’s inception on October 17, 2007. The Company’s shareholders paid as low as $0.000125 per share, a difference of $0.019875 per share lower than the share price in this Offering.

As of February 12, 2015, the net tangible book value of our shares of common stock was $34,889 or approximately $0.0001 per share based upon 348,890,000 shares outstanding.

Existing stockholders if all of the shares are sold

Price per share	$0.02
Net tangible book value per share before Offering	$0.0
Potential gain to existing shareholders	$0.0
Net tangible book value per share after Offering	$0.0
Increase to present stockholders in net tangible book value per share after Offering	$0.0
Number of shares outstanding before the Offering	348,890,000
Number of shares after Offering held by existing stockholders	324,008,000
Percentage of ownership after Offering	92.87%

Purchasers of shares in this Offering if all shares are sold

Price per share	$0.02
Dilution per share	$0.0
Capital contributions	$0.0
Percentage of capital contributions	0.0%
Number of shares after Offering held by public investors	348,890,000
Percentage of ownership after Offering	7.13%

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering 24,882,000 shares of common stock through this prospectus.  These shares, with the exception of those held by Thomas DeNunzio, Jeffrey DeNunzio, and Paul Moody were acquired from us during August of 2009 in private placements in which we received total consideration in the amount of $1,860. The private placements were exempt from registration under Regulation D of the Securities Act of 1933.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

1.	the number of shares owned by each prior to this Offering
2.	the total number of shares that are to be offered for each
3.	the total number of shares that will be owned by each upon completion of the Offering
4.	the percentage owned by each upon completion of the Offering

Name Of Selling Shareholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholder’s Account	Total Shares Owned Upon Completion Of This Offering	Percentage of Shares Owned Upon Completion Of This Offering
Thomas DeNunzio	334,008,000	10,000,000	324,008,000	92.87%
Jessie Ennis	400,000	400,000	0	0%
Avis Berryman	400,000	400,000	0	0%
Calation Graham Jr	400,000	400,000	0	0%
Arthur Payne	400,000	400,000	0	0%
Myra Berryman	400,000	400,000	0	0%
Calation Graham Jr.	400,000	400,000	0	0%
Keicia Webster	400,000	400,000	0	0%
April Bumbrey	600,000	600,000	0	0%
Jennifer Tetteh	400,000	400,000	0	0%
Teneka Payne	400,000	400,000	0	0%
James Johnson	400,000	400,000	0	0%
Eric Berryman	400,000	400,000	0	0%
Wanda Berryman	400,000	400,000	0	0%
Gerald Massey	400,000	400,000	0	0%
Larry Ford	400,000	400,000	0	0%
Randy Cook	600,000	600,000	0	0%
Wayne Waller	400,000	400,000	0	0%
Rosalind Waller	600,000	600,000	0	0%
Keith Stefan Berryman	400,000	400,000	0	0%
Michelle Payne	400,000	400,000	0	0%
Charissa Payne	400,000	400,000	0	0%
Latonya Berryman	400,000	400,000	0	0%
Brenda Bumbrey	400,000	400,000	0	0%
Mitchell Smith	600,000	600,000	0	0%
Calvin Boxley	600,000	600,000	0	0%
Jessica Robinson	480,000	480,000	0	0%
Theresa Robinson	480,000	480,000	0	0%
Amber Grayson	480,000	480,000	0	0%
Erica Dean	480,000	480,000	0	0%
Jenifer Morris	480,000	480,000	0	0%
Jackson Morris	480,000	480,000	0	0%
John M. Payne	400,000	400,000	0	0%
Chris Perrot	600,000	600,000	0	0%
Jeffrey DeNunzio	1,000	1,000	0	0%
Paul Moody	1,000	1,000	0	0%
TOTAL	348,890,000	24,882,000	0	92.87%

*Thomas DeNunzio is Jeffrey DeNunzio’s father.

*Jeffrey DeNunzio is the Director, CEO, President of the Company.

*Paul Moody is the Secretary of the Company.

PLAN OF DISTRIBUTION

Shares Offered by the Selling Stockholders

The selling security holders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the OTC (tier level: OTCQB) and thereafter at prevailing market prices or privately negotiated prices.  Prior to being quoted on the OTC, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTC (tier level: OTCQB). In order to be quoted on the OTC (OTCQB), a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents to enable our shares to be quoted on the OTC (OTCQB), nor can there be any assurance that an application for quotation will be approved.

Once our shares are quoted on the OTC (tier level: OTCQB), the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

·	ordinary brokers transactions, which may include long or short sales,
·	transactions involving cross or block trades on any securities or market where our common stock is trading,
·	through direct sales to purchasers or sales effected through agents,

·	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or
·	any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

Only after our registration statement is declared effective by the Securities and Exchange Commission, can the selling shareholders sell shares in this offering. No shares purchased in this Offering will be subject to any kind of lock-up agreement. There is no minimum number of shares that must be sold in this offering. We may close this offering at any time prior to the 180 day period for any reason in our sole discretion.

Neither the Company’s management nor any of their affiliates will purchase shares in this Offering.

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale.  Consequently, the Rule may affect the ability of broker-dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker-dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker-dealer compensation; the broker-dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

The foregoing rules apply to broker-dealers.  They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them.

Offering Period and Expiration Date

The offering of securities by the Company will start on the date that this registration statement is declared effective by the SEC and continue for a period of 180 days unless the offering is completed or otherwise terminated by us, or in such case extended for an additional 90 days or furthermore for any time deemed necessary by the Company’s Officers and Directors.

Procedures for Subscribing

The selling shareholders will not accept any money until the SEC declares this registration statement effective.  Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this Offering, you must purchase shares directly from the selling shareholder.

All checks or cash will be for the beneficiary of the selling shareholder. The process to subscribe may vary depending on the shareholder as the Company is not affiliated with any subsequent purchase of shares between future investors and the shareholders herein who will be able to sell shares.

* Once shares are sold by a selling shareholder the Company must be contacted through its President, CEO and Director Mr. Jeffrey DeNunzio. The Company’s contact is at the top of this registration statement.

Right to Reject Subscriptions

Shareholders have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.

DESCRIPTION OF SECURITIES

Common Stock

The following description of our capital stock and provisions of our Articles of Incorporation, as amended, and Bylaws is only a summary. You should also refer to our Articles of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 500,000,000 of our Common Shares, Par Value $.0001 per share.  Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation, as amended. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this Offering, when they are paid for will be, fully paid and non-assessable.

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

Our Board of Directors has the authority to issue up to 10,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. Our Board of Directors, without shareholder approval, can issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of our common stock. We have no present intention to issue shares of preferred stock. The potential future issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of us or otherwise adversely affecting the rights of the holders of common stock.

Anti-Takeover Provisions

Our bylaws provide that one or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of two-thirds of the shareholders entitled to vote thereon, at a special meeting of the shareholders called for that purpose.  The two-thirds requirement is intended to protect shareholder interests by providing the Board of Directors a means to attempt to deny coercive takeover attempts or to negotiate with a potential acquirer in order to obtain more favorable terms. However, such provision could discourage, delay or prevent an unsolicited merger, acquisition or other change in control of our company that some shareholders might believe to be in their best interests or in which shareholders might receive a premium for their common stock over the prevailing market price. This provision could also discourage proxy contests for control of the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by Adam Tracy Esq. of 800 W. 5TH Avenue Suite 201A Naperville, Illinois 60563.

The financial statements included in this prospectus and the registration statement have been audited by MaloneBailey, LLP, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

We do not hold ownership or leasehold interest in any property.  The Company’s registered agent is located at 4625 West Nevso Drive Suite 2, Las Vegas, NV 89103. Company operations currently take place at Mr. Jeffrey DeNunzio’s residence. The Company does not pay any rent for use of Mr. DeNunzio’s residence.

LEGAL PROCEEDINGS

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. There are no known pending legal proceedings to which the Registrant or its management is a party or of which any of their property is the subject, no such proceedings are known to have been threatened, and no such proceedings are known to be contemplated by governmental authorities.

PLAN OF OPERATIONS

Our cash balance is $0 as of February 12, 2015.  We believe our cash balance is not sufficient to fund our limited levels of operations for any period of time.  We may utilize funds from Jeffrey DeNunzio, our President and CEO as well as Thomas DeNunzio, our majority shareholder, who have informally agreed to contribute funds to allow us to pay for offering costs, filing fees, and professional fees for no further consideration.  Jeffrey DeNunzio and Tom DeNunio, however, have no formal commitment, arrangement or legal obligation to advance or loan funds to the Company. The Company has no debt payable to Jeffrey or Tom DeNunzio.

In order to achieve our business plan goals, we will need to obtain additional funding. We are a development stage company and have generated no revenue to date. At the present time, we have not made any arrangements to raise additional funds.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

PATENTS AND TRADEMARKS

We currently do not own any rights to utility patents but have filed provisional patents for two technologies. The technologies were the subject of two provisional patent applications each filed on May 20, 2014. Provisional patent applications are not examined for patentability and become abandoned not later than 12 months after their filing date. Within the 12 month period that the provisional patent applications are effective, corresponding utility patent applications must be filed in order to preserve the early filing date established by the provisional application.

The patent application numbers for our current provisional patents are 62000682 for our None Invasive Glucose Level Tester and 62000698 for our Thermal Detection of Intravenous Infiltration. Both of our current provisional patents were filed on May 20, 2014 by Andrew Befumo, an attorney experienced with patents. It should be noted that Mr. Befumo filed the patents in order to make the Company more appealing for sale to the Company’s current owner, Tom DeNunzio. This was a courtesy on behalf of Mr. Befumo and had no bearing on any terms of the agreement regarding the sale of the Company to Mr. Thomas DeNunzio on April 29, 2014.

Our prior provisional patents filed in 2009 were also filed by Andrew Befumo for the same inventions.

Provisional patents are effective for 12 months which allows for a 12 month window for utility patents to be subsequently filed on behalf of the initial provisional patents. Previously in 2009 when provisional patents were first filed for the Company’s two inventions, utility patents were not filed following the 12 months thereafter.

The costs to file utility patents, according to the United States Patent and Trademarks Office, is no more than $500 for a basic electronic filing. Filing a utility patent however, is something we do not have the expertise in carrying out especially in a manner that increases our chances of it being accepted. We will likely have to hire counsel such as Mr. Befumo to assist with filing utility patents should the Company have funds to do so. We would estimate these total costs to be an additional five to ten thousand dollars on top of the filing fees for the utility patents. We are unsure of whether or not the company will have sufficient funds to file these utility patents for our provisional patents filed May 20, 2014.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Registrant’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Changes in and Disagreements with Accountants

None.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

DIRECTORS AND EXECUTIVE OFFICERS

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

Name	Age	Position
Jeffrey DeNunzio	24	President, CEO, Director
Paul Moody	25	Secretary

Any and all officers will serve as officers until our next annual shareholder meeting or until a successor is elected who accepts his/her respective position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company’s affairs.

Jeffrey DeNunzio, President, CEO and Director

Jeffrey DeNunzio, age 24, has acted as CEO, Treasurer and Director for the Company since it changed ownership April 29, 2014. Mr. DeNunzio attended Roger Williams University beginning in 2008 and graduated Cum Laude in 2012, with a double major in Legal Studies and Psychology. Prior to this time there is no material information relevant to the evaluation of the ability of the director. From March 2009 to present he has acted as a research specialist with Z Holdings Group, Inc. fka LMIC, Inc. , a Delaware development stage corporation, and resurrected the defunct corporate charter of the company, bringing LMIC back into good standing with the Delaware Secretary of State. Mr. DeNunzio’s research was with the purpose of finding potential target acquisitions on behalf of the Company and researching out the requirements to stay SEC Reporting. Additionally, he has consulted in the origination of Big Time Acquisition, Inc., an SEC Delaware reporting Form 10 blank check Company and assisted in preparation of SEC filings. For both LMIC and Big Time Acquisition Inc., which is mentioned in the following, he did so working as a consultant alongside his father, Mr. Thomas DeNunzio. In 2012 he also originated Form 10 blank check shell Company, Gold Bullion Acquisition Inc. which he recently resigned from as President and Director this January of 2013. Additionally, in 2013 he originated Form 10 blank check shell Company, Gold Eagle Acquisition, Inc. which he resigned from as President and Director this past June of 2013. Mr. DeNunzio also originated Form 10 blank check shell company Prosperity Acquisition, Inc., and Wealth Acquisition, Inc. on July 22, 2013. Mr. DeNunzio resigned from Prosperity Acquisition, Inc. on December 3, 2014 and Wealth Acquisition, Inc. on July 6, 2014.

Paul Moody, Secretary

Paul Moody, age 25, has acted as Secretary for the Company since its formation on April 29, 2014. Mr. Moody attended the University of Rhode Island and graduated in 2014 with a Bachelor of Fine Arts in English. Prior to this time there is no material information relevant to the evaluation of the ability of the officer.

To the best of our knowledge, none of our directors, executive officers, and or control persons, during the past ten years, have been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.	Any petition under the Federal bankruptcy laws or any state insolvency law being filed by or against, or a receiver, fiscal agent or similar officer being appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Conviction in a criminal proceeding, or being a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	Being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:
i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

5.	Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

*We have no promoters therefore it is not applicable to mention whether or not any of our promoters have been involved with any of the above legal proceedings.

EXECUTIVE COMPENSATION

There are no formal written employment arrangements in place. We do not have any agreements or understandings that would change the terms of compensation during the course of a year.

No compensation of any kind has been paid to officers and or directors for the period January 1, 2015 until today, February 12, 2015.

The table below reflects compensation paid both to executive officers and directors for the fiscal year ended December 31, 2013 and December 31, 2014.

Summary Compensation Table

Name & Principal Position	Year Ended	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards (shares)	Restricted Stock Awards ($Value)	Securities Underlying Options/SARs ($)	LTIP Payouts ($)	All Other Compensation ($)	Total Compensation ($)

Diane Harder, Former President & Director	2013	0	0	0	0	0	0	0	0	0
	2014	0	0	0	0	0	0	0	0	0

Jeffrey DeNunzio Current President & Director	2013	0	0	0	0	0	0	0	0	0
	2014	0	0	0	1,000	0.10	0	0	0	0.10

Paul Moody Current Secretary	2013	0	0	0	0	0	0	0	0	0
	2014	0	0	0	1,000	0.10	0	0	0	0 .10

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consulting agreement with any officers or Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of February 12, 2015 of our common stock by our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of February 12, 2015 there were 348,890,000 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering	Percent of Class After Offering if Maximum Number of Shares Sold
Common	Thomas DeNunzio	334,008,000	95.73%	92.87%
Common	Jeffrey DeNunzio (President, CEO)	1,000	0.00029%	0%
Common	Paul Moody (Secretary)	1,000	0.00029%	0%
	All Officers and Directors as a Group	334,010,000	95.73%	92.87%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2008, the Company issued 8,000 common shares to the Company’s President, Ms. Harder, at $.0625 per share, in exchange for $500.

In May 2009, Ms. Harder, contributed $100 to open one of the Company’s bank accounts for no consideration.  The $100 is considered a capital contribution, and there is no debt payable to Ms. Harder in conjunction with the contribution.

On July 20, 2009, the Company entered into an assignment agreement with its Ms. Harder, whereby Ms. Harder assigned to the Company all title, right, and interest in and to the following two inventions: (i) Non-Invasive Blood Glucose Level Tester; and (ii) Thermal Detection of Intravenous Infiltration, in exchange for 20,000,000 shares of the Company’s common stock.

In September 2009 Ms. Harder contributed an additional $5,000 to fund operations.   Both contributions were made in exchange for no further consideration. The $5,000 is considered a capital contribution, and there is no debt payable to Ms. Harder in conjunction with the contribution.

On January 19, 2010, Ms. Harder contributed $3,000 to the Company in exchange for no further consideration. The $3,000 is considered a capital contribution, and there is no debt payable to Ms. Harder in conjunction with the contribution.

On April 2, 2010, Ms. Harder contributed $2,500 to the Company in exchange for no further consideration.  The $2,500 is considered a capital contribution, and there is no debt payable to Ms. Harder in conjunction with the contribution.

On April 29, 2014 Mr. DeNunzio purchased a controlling amount of common stock of the company, 20,008,000 from Ms. Diane Harder, the Company’s former sole officer and director, in return for consideration in the amount of $10,000 cash. Simultaneously, Mr. Jeffrey DeNunzio was appointed President and CEO of the Company. Paul Moody was appointed Secretary.

On August 18, 2014 for services rendered in developing the Company’s business plan Jeffrey DeNunzio and Paul Moody were both issued restricted common shares in the amount of 1,000 shares each at a par value of .0001 per share.

On August 18, 2014 for services rendered in developing the Company’s business plan Thomas DeNunzio was issued restricted shares of common stock in the amount of 314,000,000 shares each at a par value of .0001 per share.

Director Independence

Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Our President, and CEO Jeffrey DeNunzio is also our Director. As a result, we do not have any independent directors.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Below is the aggregate amount of fees billed for professional services rendered by our principal accountants with respect to our last two fiscal years.

		2014	2013
Audit fees
	MaloneBailey, LLP	$6,000	$-
Audit related fees
Tax fees
All other fees

Total		$6,000	$-

All of the professional services rendered by principal accountants for the audit of our annual financial statements that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for last two fiscal years were approved by our board of directors.

MATERIAL CHANGES

None

FINANCIAL STATEMENTS AND EXHIBITS.

INDEX TO ESTIMATED FINANCIAL STATEMENTS

NL One Corporation

Index to Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets as of December 31, 2012 and December 31, 2013 (audited) and September 30, 2014 (unaudited)	F-3

Statements of Expenses for the year end December 31, 2012 and for the year ended December 31, 2013 (audited) and for the nine months ending September 30, 2013 and September 30, 2014 (unaudited).	F-4

Statement of Changes in Stockholders’ Equity, December 31, 2011 and for the year ended December 31, 2012, December 31, 2013 (audited) , and for the nine month period ended September 30, 2014 (unaudited).	F-5

Statements of Cash Flows for the year end December 31, 2012 and for the year end December 31, 2013 (audited) and for the nine months ending September 30, 2013 and September 30, 2014 (unaudited).	F-6

Notes to the Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
NL One Corporation
Cranston, Rhode Island

We have audited the accompanying consolidated balance sheets of NL One Corporation (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. NL One Corporation’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NL One Corporation and subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that NL One Corporation will continue as a going concern. As discussed in Note 2 to the financial statements, NL One Corporation has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey LLP

MaloneBailey LLP

www.malonebailey.com
Houston, Texas
September 2, 2014

NL One Corporation
Balance Sheets

	December 31, 2012	December 31, 2013	September 30, 2014, (unaudited)
ASSETS
Current assets:
Cash	$-	$-	$-
Total current assets	$-	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$26,117	$18,684	$18,684
Total current liabilities	$26,117	$18,684	$18,684
Total Liabilities	$26,117	$18,684	$18,684

Stockholders' Equity (Deficit): (Note 4)
Preferred stock, par value $.0001, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2014, December 31, 2013, December 31, 2012	$-	$-	$-
Common stock, par value $.0001, 500,000,000 shares authorized and 348,890,000 issued and outstanding as of September 30, 2014. 34,888,000 issued and outstanding as of December 31, 2013, December 31, 2012.	$3,489	$3,489	$34,889
Additional paid-in capital	9,471	9,471	9,471
Accumulated deficit	(39,077)	(31,644)	(63,044)
Total stockholder’s equity (deficit)	(26,117)	(18,684)	(18,684)
Total liabilities and stockholders' equity (deficit)	$-	$-	$-

See accompanying notes to the financial statements.

NL One Corporation
Statements of Expenses

	For Year Ended December 31, 2012	For the Year Ended December 31, 2013	For the Nine Month Period Ended September 30, 2013 (unaudited)	For the Nine Month Period Ended September 30, 2014 (unaudited)
Operating expenses:
Selling, general and administrative	11,238	3,422	3,422	31,400
Total Expenses	11, 238	3,422	3,422	31,400

OTHER INCOME (LOSS)
Gain from write-off of Debt	-	10,855	10,855	-

Total other income	-	(10,855)	(10,855)	-

NET INCOME (LOSS) BEFORE TAXES	(11,238)	7,433	7,433	(31,400)

Income Tax Expenses	-	-	-	-

NET INCOME (LOSS)	$(11,238)	$7,433	$7,433	$(31,400)

NET INCOME (LOSS) PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	34,888,000	34,888,000	34,888,000	181,649,804

See accompanying notes to the financial statements

NL One Corporation
Statements of Changes in Stockholders' Equity

	Common Shares
	Shares	Par	Additional Paid in Capital	Accumulated Deficit	Total
Balances, December 31, 2011	34,888,000	3,489	9,471	(27,839)	(14,879)

Net loss				(11,238)	(11,238)

Balances, December 31, 2012	34,888,000	3,489	9,471	(39,077)	(26,117)

Net loss				7,433	7,433

Balances, December 31, 2013	34,888,000	3,489	9,471	(31,644)	(18,684)

Issuance of 314,002,000 restricted shares of common stock	314,002,000	31,400			31,400

Net loss				(31,400)	(31,400)

Balances, September 30, 2014 (unaudited)	348,890,000	34,889	9,471	(63,044)	(18,684)

See accompanying notes to the financial statements.

NL One Corporation
Statements of Cash Flows (Unaudited)

	For the Year Ended December 30, 2012	For the Year Ended December 30, 2013	For the Nine Month Period Ended September 30, 2013 (unaudited)	For the Nine Month Period Ended September 30, 2014 (unaudited)

Cash flows from operating activities:
Net Income (loss)	$(11,238)	$7,433	$7,433	$(31,400)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock Based Compensation	-	-	-	31,400
Accounts payable	11,238	3,422	3,422	-
Gain from write off of debt	-	(10,855)	(10,855)	-
Net cash provided by operating activities	-	-	-	-

Net cash used in investing activities	$-	$-	$-	$-

Net cash provided by financing activities	-	-	-	-

Net increase in cash	$-	$-	$-	$-
Cash at beginning of period	-	-	-	-
Cash at end of period	-	-	-	-

Non-Cash Investing and Financing Activities:	$-	$-	$-	$-

Supplemental Disclosures:
Cash paid for interest	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-

 See accompanying notes to the financial statements.

NL One Corporation

Notes to the Financial Statements

1)	ORGANIZATION

 Formerly known as Nevada Legacy Enterprises Corporation, NL One Corporation (the “Company”) was incorporated on October 17, 2007 in the State of Nevada.  The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The Company’s fiscal year end is December 31.

The Company’s intended operations are to develop, patent and market innovative technologies and particularly, products in the fiber optic and electronic fields.  The Company currently owns patent pending technologies, acquired through a stock exchange transaction with its President (see Note 3), which technologies are focused primarily on the healthcare industry.  To date, the Company’s activities have been limited to its formation, minimal operations, and the raising of equity capital.

The company has elected to early adopt Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. The adoption of this ASU allows the company to remove the inception to date information and all references to development stage.

2)	GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. These conditions raise substantial doubt about the company’s ability to continue as a going concern Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

3)	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. As of December 31, 2013 and December 31, 2012 the company had approximate a Net Operating Loss Carryforward of $31,000 and $39,000, respectively, with a full valuation allowance resulting in a deferred tax asset of $0 for both periods.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. As of December 31, 2013, and 2012 there were no common stock equivalents or options outstanding.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

·	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
·	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
·	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Share Based Expenses

ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The company had no stock-based compensation plans December 31, 2013.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.  Related party transactions for the year ended December 31, 2013 totaled $0 and were comprised solely of accounts payable.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

4)	GAIN FROM WRITE OFF OF DEBT

In 2013, the company recognized a gain from the write off of accounts payable of $10,855 due to the statute of limitations on such amounts.

5)	EQUITY

A controlling amount of common stock of the Company was acquired by Thomas DeNunzio. On April 29, 2014 Mr. DeNunzio purchased a controlling amount of common stock of the company, 20,008,000 from Ms. Diane Harder, the Company’s former sole officer and director, in return for consideration in the amount of $10,000 cash. Simultaneously, Mr. Jeffrey DeNunzio was appointed President and CEO of the Company. Paul Moody was appointed Secretary of the Company.

 On August 18, 2014 the Company filed with the state of Nevada, effective immediately, an amendment to the certificate of incorporation to amend the authorized shares of the Company to 500,000,000 (five hundred million).

On August 18, 2014 for services rendered in developing the Company’s business plan Jeffrey DeNunzio and Paul Moody were both issued restricted common shares in the amount of 1,000 shares each at a par value of .0001 per share.

On August 18, 2014 for services rendered in developing the Company’s business plan Thomas DeNunzio was issued restricted shares of common stock in the amount of 314,000,000 shares each at a par value of .0001 per share.

- F7 -

 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs (assuming all shares are sold) of this offering are as follows:

SEC Registration Fee	$345.19
Auditor Fees and Expenses	$10,000.00
Legal Fees and Expenses	$6,000.00
EDGAR fees	$4,000.00
TOTAL	$20,345.19

(1) All amounts are estimates, other than the SEC’s registration fee.

ITEM 14. INDEMNIFICATION OF DIRECTOR AND OFFICERS

Indemnification of Officers and Directors

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position Of Indemnification For Securities Act Liabilities

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On April 29, 2014 Ms. Diane L. Harder sold all of her shares, which totaled 20,008,000 to Mr. Thomas DeNunzio. Simultaneously, and in conjunction with the change in control of the registrant, Mr. Jeffrey DeNunzio was appointed as the Company’s new President and Director with Ms. Diane L. Harder stepping down from such positions and Mr. Paul Moody was appointed as Secretary.

On August 18, 2014 for services rendered in developing the Company’s business plan Jeffrey DeNunzio and Paul Moody were both issued restricted common shares in the amount of 1,000 shares each at a par value of .0001 per share.

On August 18, 2014 for services rendered in developing the Company’s business plan Thomas DeNunzio was issued restricted shares of common stock in the amount of 314,000,000 shares each at a par value of .0001 per share.

ITEM 16. EXHIBITS TO REGISTRATION STATEMENT

Exhibit No.	Description

3.1	Certificate of Incorporation (1)
3.2	By-laws. (1)
5.1	Legal Opinion Letter (1)
10.1	Assignment Agreement (1)
23.1	Consent of Independent Accounting Firm “MaloneBailey LLP”. (1)
99.1	Provisional Patent - Non Invasive Glucose Tester (1)
99.2	Provisional Patent - Thermal Detection of Intravenous Infiltration (1)

____________________

(1)	Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 383(b) (§230.383(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 383(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 383;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cranston, RI, on this 15th day of October, 2014.

NL ONE CORPORATION

BY: /s/ Jeffrey DeNunzio

Jeffrey DeNunzio, President,

Director, Principal Executive Officer, Principal Financial Officer,

Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey DeNunzio	President, Director	February 12, 2015
Principal Executive Officer,
Principal Financial Officer, Principal Accounting Officer